Exhibit 10.32

SETTLEMENT AGREEMENT

THIS AGREEMENT IS MADE this 18th day of DECEMBER 2010

BETWEEN:

1.                                       KOSMOS ENERGY GHANA HC, a company incorporated under the laws of the Cayman Islands and whose registered office is at PO Box 32322, 4th Floor, Century Yard, Cricket Square, Hutchins Drive, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands (“Kosmos”);

2.                                       GHANA NATIONAL PETROLEUM CORPORATION, a Statutory Corporation established by Ghana National Petroleum Corporation Act, 1983 PNDCL 64 with its Head Office at Petroleum House, Harbour Road, Tema, Ghana (“GNPC”);

3.                                       THE GOVERNMENT OF THE REPUBLIC OF GHANA (the “State”), represented by the Minister of Energy (the “Minister”) currently the Honourable Dr. Joe Oteng-Adjei. The Minister’s address for correspondence is Private Mail Bag, Ministries Post Office, Accra, Ghana.

each of Party 1, Party 2 and Party 3 being a “Party”, and together the “Parties” to this Agreement.

WHEREAS

1.                                       The letter separately provided to Kosmos by the Minister of Justice and attached hereto as Schedule 1 confirms that none of Kosmos, its Affiliates, or any director or employees (or former director or employees) of Kosmos or any of its Affiliates is the target, focus or subject of any judicial or criminal investigation, proceedings or enquiry in Ghana and that no such investigation, proceedings or enquiry is in the contemplation of the State or any Official Body.

2.                                       Acknowledgments signed by the Minister and the Managing Director of GNPC attached hereto as Schedule 2 provide their consents to the assignment by way of security of Kosmos’ rights, title, interests and benefits under the DWT Petroleum Agreement and WCTP Petroleum Agreement.

3.                                       The letter attached hereto as Schedule 3 by Minister of Environmental Science and Technology memorializes the agreement separately reached with Kosmos regarding the accidental discharge of drilling fluids in offshore Ghana.

4.                                       Kosmos Energy Holdings has agreed with GNPC and the State that it will guarantee the performance of Kosmos’ obligations under this Agreement in the terms set out at Schedule 4.

5.                                       Accordingly, the Parties have agreed, each in consideration of the covenants of the others, to the terms set out below.

NOW IT IS AGREED AS FOLLOWS:-

1.             DEFINITIONS AND INTERPRETATION

1.1           In this Agreement, the following terms shall have the following meaning:

“Agreement”	means this agreement as may be amended from time to time.

“Affiliate”	has the meaning given in the UUOA.

“Business Day”

means any day (other than a Saturday or a Sunday) on which the banks are customarily open for business (other than solely for trading and settlement in Euro) in Dallas, Texas, London, England and Accra, Ghana.

“Claim”

means any actual or potential claim, counterclaim, right of set-off, right of contribution, right to indemnity, cause of action, or right or interest of any kind or nature whatsoever, whether in existence now or coming into existence at some time in the future, whether known or unknown, suspected or unsuspected, however and whenever arising, in whatever capacity or jurisdiction, whether or not within the contemplation of the Parties at the time of this Agreement, including claims which as a matter of law did not at the date of this Agreement exist and whose existence cannot currently be foreseen and any claims or rights of action arising from a subsequent change or clarification of the law.

“Confidentiality Agreements”	means the Confidentiality Agreements entered into between Kosmos or a Kosmos Affiliate and the Third Party Recipients as listed in Schedule 5 hereto.

“Confidential Information”

in respect of each Confidentiality Agreement, has the meaning given to that term in that Confidentiality Agreement provided that, to the extent not included in such meaning, it shall also include the information set out in an Information Memorandum provided by or on behalf of Kosmos to the Third Party Recipients.

“Contractor”	has the meaning given in the respective Petroleum Agreements.

“DWT Block”	means the Deep Water Tano Contract Area Offshore Ghana.

“DWT Petroleum Agreement”	means the Petroleum Agreement dated 10 March 2006 with the Ghana National Petroleum Corporation and the Government of the Republic of Ghana covering the DWT Block.

“Effective Date”	means the date on which this Agreement becomes effective pursuant to Clause 2.1.

“Interim Confidentiality Agreement”	has the meaning set out in Clause 6.1.

“Kosmos Group”	means Kosmos and its Affiliates from time to time.

“Official Body”

means the Republic of Ghana and any authority or instrumentality thereof including all government departments and officials, ministries and ministers and any entity, person or body with official, regulatory, judicial or administrative functions, powers, discretions or duties.

“Petroleum Agreement”	means either the WCTP Petroleum Agreement or the DWT Petroleum Agreement and “Petroleum Agreements” means both of them.

“Petroleum Law”	means the Petroleum Exploration and Production Act, (PNDCL 84), 1984.

“Proceedings”	means any proceeding, suit or action arising out of or in connection with this Agreement.

“Service Document”	means a claim form, application notice, order, judgment or other document relating to any proceedings.

“Settlement Agreement Claims”

means any Claim that Kosmos or any member of the Kosmos Group may have against GNPC or the State (or any director or employee or former director or employee of GNPC or the State) in respect of: any act or omission by the Minister or GNPC in respect of the Reorganisations or consents to the assignment by way of security of Kosmos’ rights, title, interest and benefits under the Petroleum Agreements; the Data Licensing Claims; the criminal investigation conducted by the Minister of Justice (the subject matter and conclusion of which is addressed in the letter from the Minister of Justice attached hereto at Schedule 1); and in respect of the accidental discharge of drilling fluids offshore Ghana referred to in the letter attached hereto at Schedule 3.

“Third Party Recipient”	means each Party to a Confidentiality Agreement with Kosmos or a Kosmos Affiliate who has received Confidential Information pursuant to the terms of the applicable Confidentiality Agreement.

“WCTP Block”	means the West Cape Three Points Block Contract Area Offshore Ghana.

“WCTP Petroleum Agreement”	means the Petroleum Agreement dated 22 July 2004 with the Ghana National Petroleum Corporation and the Government of the Republic of Ghana covering the WCTP Block.

“UUOA”

means the Unitization and Unit Operating Agreement dated 13 July 2009 among Ghana National Petroleum Corporation, Tullow Ghana Limited, Kosmos, Anadarko WCTP Company, Sabre Oil & Gas Holdings Limited and EO Group Limited.

1.2           In this Agreement, save where the context otherwise requires:-

(i)                                     references to the singular shall include references to the plural and vice versa;

(ii)                                  the words “including” and “include” shall not be construed as or take effect as limiting the generality of the foregoing words; and

(iii)                               the headings shall not be construed as part of this Agreement nor affect its interpretation.

2.             EFFECTIVE DATE

2.1                                 Save for the provisions of Clause 11 (Confidentiality), this Agreement is conditional upon and will come into effect only upon the provision by the Minister of Justice, the Minister of Environmental Science and Technology, the Minister, the Managing Director of GNPC and Kosmos Energy Holdings (as relevant in each case) of the documents set out in Schedules 1 to 4.

2.2                                 It is expressly agreed between the Parties that:

(A)                              this Agreement is not an international business or economic transaction within the meaning of Article 181(5) of the Constitution of the Republic of Ghana and does not require the approval of the Parliament of Ghana; and

(B)                                upon the Effective Date this Agreement will be lawful and enforceable.

3.                                       GROUP REORGANISATIONS

3.1                                 The Minister and GNPC hereby irrevocably give their consent to each of the following, to the extent such consent would be required under the Petroleum Agreements, the UUOA or applicable law (including the Petroleum Law):

(A)                              the insertion of three intermediate parent companies, Kosmos Energy Operating, Kosmos Energy International and Kosmos Energy Development above Kosmos (the “Reorganisations”);

(B)                                any issue or sale of shares, stock or other securities by or involving any member of the Kosmos Group pursuant to an initial public offering (in the US, UK or Europe or elsewhere), or any sale or re-sale or other transfer of shares, stock or other securities in a member of the Kosmos Group that has carried out an initial public offering;

(C)                                any issue or sale of shares, stock or other securities by or involving any member of the Kosmos Group pursuant to a private placement (inside or outside Ghana) provided that in the case of any such private placement the shareholders of the ultimate parent entity of the Kosmos Group immediately prior to such private placement continue to control (directly or indirectly) Kosmos or any successor as the owner of Kosmos’ assets immediately after such private placement. For these purposes “control” has the meaning given in the UUOA; or

(D)                               any future notified corporate reorganisation, merger or other similar transaction carried out in connection with or in order to facilitate any transaction of the kind referred to in sub-paragraphs (B) or (C) above; provided always that the shareholders of the ultimate parent entity of the Kosmos Group immediately prior to such reorganisation, merger or other similar transaction continue to control (directly or indirectly) Kosmos or any successor as the owner of Kosmos’ assets immediately after. For these purposes “control” has the meaning given in the UUOA.

3.2                                 Each of the Minister and GNPC have issued a letter, attached hereto at Schedule 6, reaffirming the provision of the consents under Clause 3.1 and hereby agree that Kosmos shall be permitted to disclose such letters to its advisors, potential investors or their legal advisors, or any underwriters or lenders or their legal advisors as required in connection with any transactions as described in Clause 3.1 or any other finance initiative.

3.3                                 Kosmos agrees to notify the Minister and GNPC upon the occurrence of any such transaction described in Clause 3.1, except in the case of any sale or re-sale of shares, stock or other securities in a member of the Kosmos Group that has carried out an initial public offering.

3.4                                 Kosmos hereby undertakes and agrees on behalf of itself and all the other members of the Kosmos Group that:

(A)                              the Reorganisations have not impacted Kosmos’ tax position under the Petroleum Agreements and under the applicable tax laws of Ghana;

(B)                                any future reorganisation of the Kosmos Group structure will not affect Kosmos’ tax position under the Petroleum Agreements and under the applicable tax laws of Ghana; and

(C)                                none of such reorganisations will affect the tax treatment under the Petroleum Agreements and under the applicable tax laws of Ghana of any indirect disposal of its interests in or under the Petroleum Agreements and the UUOA by the sale of shares in Kosmos or any other member of the Kosmos Group or by sale of Kosmos assets to a third party.

3.5                                 Without prejudice to Clause 3.1, nothing in this Clause 3 constitutes an acknowledgment or agreement on the part of any person, or implies in any way, that any consent is or is not required for any transaction of the kind referred to above or any other transaction.

4.                                       DATA LICENSING

4.1                                 ACKNOWLEDGMENT

(A)                              Kosmos hereby acknowledges that all data and information obtained by it as a result of petroleum operations pursuant to the Petroleum Agreements and all geological, geophysical, technical, financial and economic reports, studies, interpretations and analysis prepared by or on behalf of it in connection with such petroleum operations is the property of GNPC in accordance with Section 23(2) of the Petroleum Law.

(B)                                Kosmos hereby represents and warrants that:

(i)                                     Kosmos and Kosmos Energy International (“KEI”) (as applicable) have exercised their rights under each Confidentiality Agreement to procure the return and/or destruction of the Confidential Information provided to each Third Party Recipient subject to and in accordance with the terms of the relevant Confidentiality Agreement and each such Third Party Recipient has either returned the Confidential Information to Kosmos or confirmed in writing that it destroyed or would destroy the Confidential Information within the applicable period.

(ii)                                  Save for disclosure to Kosmos’ advisers and lenders, no Confidential Information has otherwise been disclosed to any person other than to a Third Party Recipient pursuant to the terms of a Confidentiality Agreement duly executed and containing valid, legally binding and enforceable obligations of confidentiality in accordance with the terms of such agreement;

(iii)                               each Confidentiality Agreement provided by Kosmos to GNPC is a complete and up to date version of the agreement entered into by Kosmos or KEI and the Third Party Recipient in relation to the Confidential Information; and

(iv)                              as far as it is aware, no Confidential Information has been disclosed in breach of the terms of any Confidential Agreement.

4.2                                 UNDERTAKINGS BY KOSMOS

(A)                              Kosmos hereby undertakes to, and shall procure that KEI shall (as appropriate):

(i)                                     enforce the terms of each Confidentiality Agreement, as may be necessary to protect, in accordance with the terms of that agreement, the confidentiality of the Confidential Information disclosed thereunder; and

(ii)                                  enforce the terms of each Interim Confidentiality Agreement entered into by Kosmos or its Affiliates in accordance with Clause 6, as may be necessary to protect, in accordance with the terms of that agreement, the confidentiality of the confidential information disclosed thereunder.

(B)                                Kosmos shall promptly, and in any event, within 5 Business Days of its senior management becoming aware of any breach of the Confidentiality Agreements, or any Interim Confidentiality Agreement, give GNPC notice of any such breach.

(C)                                GNPC may give notice in writing to Kosmos if it believes, acting reasonably and in good faith, that there has been a threatened or actual disclosure of Confidential Information in breach of the undertakings of confidentiality set out in the relevant Confidentiality Agreement or in any Interim Confidentiality Agreement. Any such notice must contain reasonable evidence of the threatened or actual disclosure. Upon receipt of such a notice, Kosmos shall take such steps as may be required to ensure that it complies with its obligations under Clause 4.2(A) above.

4.3                                 ASSIGNMENT

If, following the delivery of a notice under Clause 4.2(C) above, Kosmos has failed within 30 days of the date of such notice to take such steps as may be required to ensure that Kosmos is in compliance with its obligations under Clause 4.2(C), then GNPC may demand by notice in writing to Kosmos that Kosmos or its Affiliate (as appropriate) assign to GNPC all of Kosmos’ or Kosmos’ Affiliate’s rights, as appropriate, under the relevant Confidentiality Agreement or any Interim Confidentiality Agreement (as appropriate). Promptly upon the delivery of such notice, Kosmos shall enter, or shall procure that the Kosmos Affiliate (as appropriate), shall enter into a deed of assignment substantially in the form set out in Schedule 7 (the “Deed of Assignment”) to secure for GNPC the full benefit of all of Kosmos’ rights under that Confidentiality Agreement or any Interim Confidentiality Agreement (as appropriate).

4.4                                 ACKNOWLEDGMENTS AND UNDERTAKINGS BY GNPC AND THE STATE

GNPC and the State irrevocably acknowledge and agree that other than as expressly set out in this Agreement, no payments, licence fees or remuneration of any kind whatsoever is payable to GNPC or any Official Body or any other person by Kosmos, any Affiliate of Kosmos or any other person in relation to the disclosure of Confidential Information to Third Party Recipients pursuant to the Confidentiality Agreements.

4.5                                 GNPC AND STATE RELEASE

(A)                              The State and GNPC hereby acknowledge and agree that Kosmos and its Affiliates are hereby irrevocably released and discharged from any and all Claims they may have against Kosmos and/or its Affiliates in relation to the disclosure by Kosmos of Confidential Information in connection with its strategic alternatives process, conducted between October 2008 and July 2009, for the possible sale directly or indirectly of Kosmos’ interests under the WCTP Petroleum Agreement, the DWT Petroleum Agreement and the UUOA, including, but not limited to, the breaches alleged in GNPC’s letters to Kosmos dated 31 August 2009 and 10 September 2009 (the “Data Licensing Claims”), and hereby irrevocably waive any and all rights and Claims, which they may have against Kosmos and its Affiliates, or any director or employees (or former director or employees) of Kosmos or any of its Affiliates, in relation to the Data Licensing Claims and irrevocably acknowledge and agree that they will not claim, whether now or at any time in the future, that Kosmos or any Affiliate of Kosmos or any director or employees (or former director or employees) of Kosmos or any of its Affiliates, has breached any contractual or non-contractual obligation or duty or any law or regulation in relation to the Data Licensing Claims.

(B)                                The State and GNPC irrevocably covenant that following the execution of this Agreement, they will not take any step or proceeding or make or assert any Claim against Kosmos or any of its Affiliates, or any director or employees (or former director or employees) of Kosmos or any of its Affiliates, in connection with the Data Licensing Claims.

5.                                       KOSMOS RELEASE

5.1                                 Kosmos hereby acknowledges and agrees, that GNPC and the State are hereby irrevocably released and discharged from any and all Settlement Agreement Claims. Kosmos irrevocably covenants that following the execution of this Agreement, it will not, and will procure that none of its Affiliates shall, take any step or proceeding or make or assert any claim against GNPC or the State or any director or employee (or former director or employee) of GNPC or the State in respect of the Settlement Agreement Claims.

6.                                       CONFIDENTIALITY AGREEMENT

6.1                                 The State and GNPC hereby agree that until such time as the parties to the Petroleum Agreements agree upon an industry standard form of confidentiality agreement as required by the Petroleum Agreements, Kosmos and its Affiliates shall use a standard form confidentiality agreement in identical terms to the confidentiality agreement appearing at Schedule 8 of this Agreement (the “Interim Confidentiality Agreement”) in respect of the disclosure by Kosmos of information and data to any third parties under the provisions of Article 16 of the Petroleum Agreements, the other parties to the Petroleum Agreements having approved the use by Kosmos and its Affiliates of such standard form confidentiality agreement prior to the signing of this Agreement.

7.                                       PAYMENT OF THE SETTLEMENT AMOUNT

7.1                                 Subject to the provisions of Clause 7.3, in full and final settlement of the Data Licensing Claims, Kosmos shall pay to GNPC the sum of US$23,000,000 (the “Settlement Amount”) in the following proportions and in the following manner:

(A)                              US$ 8,050,000 within 3 Business Days of the Effective Date;

(B)                                US$ 14,950,000 only upon consummation of the first to occur of:

(i)                                     completion of a sale of all of Kosmos’ assets in Ghana, directly or indirectly, to GNPC or to GNPC and a third party purchaser;

(ii)                                  a member of the Kosmos Group successfully completing an initial public offering of its shares on the New York Stock Exchange or through any other form of public offering; or

(iii)                               a member of the Kosmos Group successfully completing the sale of Kosmos’ assets in Ghana to a third party purchaser.

7.2                                 Kosmos shall pay the Settlement Amount to GNPC in accordance with Clause 7.1 in cleared funds for value by telegraphic transfer to:

Account name	Ghana National Petroleum Corporation

Account number	0001291404

Bank	Ghana International Bank Plc
67 Cheapside
First Floor
London EC2V 6AZ

Swift Code	GHIBGB2L

IBAN number	GB85GHIB70061301291404

Payee	Ghana National Petroleum Corporation

7.3                                 The payments made under this Clause 7 shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by the laws of Ghana. If any deductions or withholdings are required by the laws of Ghana to be made by Kosmos in respect of any payment, then the amount payable shall be adjusted so that Kosmos shall pay to GNPC the net amount following such deductions or withholdings as required by the laws of Ghana.

8.                                       JOINT PUBLIC STATEMENT

8.1                                 The Parties agree that, immediately following the Effective Date, they shall make a joint public statement in the exact terms as set out in Schedule 9.

9.                                       NON-ADMISSION OF LIABILITY

9.1                                 This Agreement is made without any admission of liability on the part of Kosmos or its Affiliates, or any director or employees (or former director or employees) of Kosmos or any of its Affiliates, or on the part of GNPC, or any director or employee (or former director or employee) of GNPC, any Minister (or former Minister) or employee (or former employee) of any Official Body, in relation to any of the matters addressed in this Agreement.

10.                                 COSTS

10.1                           Each Party shall bear its own legal and other costs to date, including the costs of negotiations incurred in relation to the disputes which are the subject of this Agreement and any costs incidental to the negotiation, preparation and execution of this Agreement.

11.                                 CONFIDENTIALITY

11.1                           Subject to the provisions of this Clause 11, each Party covenants that it and Kosmos covenants that it will procure that each other member of the Kosmos Group will treat as confidential and not disclose to any third party any information obtained (whether oral or written) as a result of entering into or performing this Agreement which relates to:

(A)          the provisions of this Agreement; and

(B)           the negotiations preceding the execution of this Agreement.

11.2                           Subject to the provisions of this Clause 11, each Party shall not and Kosmos shall procure that each other member of the Kosmos Group shall not disclose any documents relating to these negotiations or the contents of this Agreement or a copy of it or any part of it to any person (including but without limiting the generality of the foregoing, to the press or other media). Neither Party shall make, and Kosmos shall procure that no other member of the Kosmos Group shall make, any public comment or comment to the press or other media concerning this Agreement save to say in response to any question asked that the disputes between the Parties have been settled on terms satisfactory to both Parties.

11.3                           Notwithstanding Clauses 11.1 and 11.2 above:

(A)                              the Parties shall be permitted to make a joint public statement in accordance with Clause 8.

(B)                                Kosmos or its Affiliates shall be permitted to disclose the letter appearing at Schedule 6 in accordance with the provisions of Clause 3.2.

(C)                                each Party shall be permitted to make disclosure of this Agreement and the preceding negotiations and events in any arbitration proceedings brought by either the State or GNPC on the one hand or Kosmos on the other relating to the subject matter of this Agreement.

(D)                               each Party shall be permitted to make disclosure of this Agreement and preceding negotiations (having first made all reasonable efforts to limit or restrict such disclosure):

(i)                                     to its auditors, legal or financial advisers, insurers or bankers, or current or potential investors; and/or

(ii)                                  in the following circumstances:

(a)                                  if and to the extent required by law;

(b)                                 if and to the extent required by any securities exchange or regulatory or Governmental body to which a Party is subject or submits whether or not the requirement has the force of law;

(c)                                  if and to the extent the information or matter being disclosed has already come into the public domain or so becomes other than as a result of a disclosure by any Party in contravention of this Agreement;

(d)                                 to enable enforcement of this Agreement; or

(e)                                  with the prior written consent of the other Party.

11.4                           If any Party discloses the terms of this Agreement to a person within Clause 11.3(D)(i) above, that Party will use its best endeavours to obtain assurances that any information relating to the terms of this Agreement will be treated by that person as confidential.

12.                                 AUTHORITY TO SETTLE

12.1                           The Parties to this Agreement expressly represent and warrant that the execution and performance of, and compliance with, their respective obligations under this Agreement is fully authorised by each of them and that the persons executing the Agreement have the necessary and appropriate authority to do so.

13.                                 FURTHER ASSURANCE

13.1                           Each of the Parties shall at its own cost execute all such documents and take such steps and do all such acts or things as may be reasonably required for the purpose of giving effect to the provisions of this Agreement and in particular to ensure that its terms are binding on or enforceable against each of the Parties in any relevant jurisdiction.

14.                                 ENTIRE AGREEMENT

14.1                           This Agreement constitutes the whole and only agreement between the Parties relating to the subject matter of this Agreement.

14.2                           Each Party acknowledges that in entering into this Agreement it is not relying upon any pre contractual statement which is not set out in this Agreement.

14.3                           Except in the case of fraud, no Party shall have any right of action against any other Party to this Agreement arising out of or in connection with any pre contractual statement except to the extent that it is repeated in this Agreement.

14.4                           For the purposes of this clause, “pre contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement.

15.                                 INVALIDITY

15.1                           If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)                              the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)                                the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

16.                                 THIRD PARTY RIGHTS

16.1                           The provisions of this Agreement shall confer a benefit on Kosmos’ Affiliates (each a “Third Party”) and are intended to be enforceable by each such Third Party by virtue of the Contracts Act (1960) (Act 25). The Parties do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts Act (1960) (Act 25) by any other person who is not a Party to this Agreement or a Third Party.

17.                                 NOTICES

17.1                           Except where expressly stated otherwise, a notice under this Agreement shall only be effective if it is in writing. Faxes which provide written confirmation of complete transmission and e-mail that provides a return receipt are permitted.

17.2                           Notices under this Agreement shall be sent to a Party at its address or number and for the attention of the individual set out below:

Party and title of individual	Address	Facsimile no.

Kosmos Energy Ghana	c/o Kosmos Energy, LLC	+ 1 214 445 9600
HC	8176 Park Lane Suite 500
Dallas
Texas, 75231
U.S.A

Attn: Mr Brian Maxted

Ghana National	The Managing Director	233 303 205449
Petroleum Corporation	Ghana National Petroleum
Corporation
Petroleum House
Harbour Road
Private Mailbag
Tema
Ghana

The Government of the	c/o The Minister for Energy	233 302 668262
Republic of Ghana	Ministry of Energy
Private Mailbag
Ministry Post Office
Accra
Ghana

Provided that a Party may change its notice details on giving notice to the other Party of the change in accordance with this clause.

17.3                           Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(A)                              if delivered personally, on delivery;

(B)                                if sent by first class inland post, five clear Business Days after the date of posting;

(C)                                if sent by airmail, ten clear Business Days after the date of posting; and

(D)                               if sent by facsimile or e-mail when received.

17.4                           Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

17.5                           Any notice given under or in connection with this Agreement must be in English.

18.                                 REMEDIES AND WAIVERS

18.1                           No delay or omission by any Party in exercising any right provided by law or under this Agreement shall impair, affect, or operate as a waiver of, that or any other right. The single or partial exercise of any right shall not, unless otherwise expressly stated, preclude or prejudice any other or further exercise of that, or the exercise of any other, right. The rights of the Parties under this Agreement are in addition to and do not affect any other rights available to them by law.

19.                                 AMENDMENTS

19.1                           No amendment may be made to this Agreement (whether in writing or otherwise) without the prior written consent of all of the parties to this Agreement.

20.                                 COUNTERPARTS

20.1                           This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.

20.2                           Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

21.                                 AGENT FOR SERVICE

21.1                           The Parties irrevocably appoint Mr Brian Maxted, The Managing Director of GNPC and the Minister for Energy as their respective agents for the receipt of Service Documents served in accordance with Clause 17.2.

21.2                           If the agent at any time ceases for any reason to act as such, a replacement agent shall be appointed having an address for service in Ghana/Dallas and the other Party shall be notified of the name and address of the replacement agent. Failing such appointment and notification, the other Party shall be entitled by notice to appoint a replacement agent. The provisions of this clause applying to service on an agent apply equally to service on a replacement agent.

21.3                           A copy of any Service Document served on an agent shall be sent by post to the relevant Party. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

22.                                 WAIVER OF SOVEREIGN IMMUNITY

22.1                           GNPC and the State consent generally to the issue of any process in connection with any proceedings in respect of this Agreement and any matter, claim or dispute arising out of or in connection with this Agreement, and to the giving of any type of relief or remedy against it in conjunction with any such matter, claim or dispute, including the making, enforcement or execution against any of its commercial property or assets of any order or judgment.

22.2                           If GNPC or the State, or any of their property or assets, is or are entitled in any jurisdiction to any immunity from service of process or of other documents relating to proceedings, or to any immunity from jurisdiction, suit, judgment, execution, attachment (following judgment, in aid of execution) or other legal process, this is irrevocably waived to the fullest extent permitted by the law of that jurisdiction. GNPC and the State also irrevocably agree not to claim any such immunity for itself or its commercial property or assets.

23.                                 GOVERNING LAW AND JURISDICTION

23.1                           This Agreement and any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, shall be governed by, construed, interpreted and applied in accordance with the laws of Ghana.

23.2                           Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved through international arbitration under the auspices of the International Chamber of Commerce (the “ICC”), and adopting the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) which ICC Rules are deemed to be incorporated by reference into this clause.

23.3                           The Tribunal shall consist of three (3) arbitrators. Each Party to the dispute shall appoint one (1) arbitrator and those so appointed shall designate a chairman arbitrator. If a Party’s arbitrator and/or the chairman arbitrator is not appointed within the periods provided in the rules referred to in clause 23.2 above, such Party’s arbitrator and/or the chairman arbitrator shall at the request of any Party to the dispute be appointed by the ICC International Court of Arbitration in accordance with the ICC Rules.

23.4                           No arbitrator shall be a citizen of the home country of any Party hereto, and no arbitrator shall have any economic interest or relationship with any such Party.

23.5                           The arbitration proceedings shall be conducted in London, England or at such other location as selected by the arbitrators unanimously, but which must be located in a State which is a party to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards and located within any one of the States specified in the Schedule to the Arbitration (Foreign Awards) instrument, 1963 (LI261), as may be amended from time to time. The proceedings shall be conducted in the English language.

23.6                           The award of the tribunal shall be final and binding upon the Parties and enforceable by the Parties in whose favour the award is made. Each of the State and GNPC hereby irrevocably agree that to the extent that such Party has any right of immunity from any legal proceedings where in Ghana, England or elsewhere in connection with or arising from terms and conditions of this Agreement, including immunity from service of process, immunity from jurisdiction or judgment of any arbitration tribunal, immunity from execution of judgment or tribunal award, such Party hereby expressly and irrevocably waives any such immunity and agrees not to assert or invoke any such rights or claim in any such proceedings whether in Ghana, England or elsewhere.

23.7                           If the subject matter of any dispute arising out of or in connection with this Agreement and/or the Petroleum Agreements and/or the UUOA are related by common questions of law or fact, then such proceedings may be consolidated into a single arbitral proceeding, as determined by the tribunal constituted under this Agreement.

Signed for and on behalf of KOSMOS ENERGY GHANA HC

/s/ Brian F. Maxted
NAME: Brian F. Maxted
POSITION: COO

Signed for and on behalf of GHANA NATIONAL PETROLEUM CORPORATION

/s/ Ghana National Petroleum Corporation
NAME:
POSITION:

Signed for and on behalf of THE GOVERNMENT OF THE REPUBLIC OF GHANA

Ministry of Energy

/s/ H.E. Dr Joe Oteng-Adjei
H.E. Dr Joe Oteng-Adjei

Minister for Energy

SCHEDULE 1

MINISTRY OF JUSTICE LETTER

In case of Reply the		ATTORNEY-GENERAL’S DEPT.
number and date of this		P. O. BOX MB. 60
letter should be quoted		ACCRA

My Ref No.

Your Ref No.
	REPUBLIC OF GHANA	13TH DECEMBER, 2010

RE: INVESTIGATIONS INTO ACQUISITION OF
COMMERCIAL INTERESTS IN GHANA’S
JUBILEE OIL FIELDS

I refer to the series of meetings between Kosmos and Government to discuss the dispute between Kosmos Energy and Ghana over Kosmos’ business operations in Ghana.

As you rightly stated in your letter dated October 18, 2010 the result of these meetings have been a bold resolve by both Government and Kosmos to work together to deal with all outstanding issues in the best interests and for the mutual benefit of both Parties.

Without doubt, one of the outstanding issues is the investigation which is being conducted by the Criminal Investigations Department (The CID) of the Ghana Police Service into the circumstances surrounding Kosmos’ acquisition of commercial interests in Ghana’s Jubilee Oil Field.

In this connection, you requested me to issue a letter of declination to confirm that Kosmos Energy or any of its subsidiaries is not or will not be the target of any criminal or judicial action by the Government of Ghana.

My response to this request was to urge Kosmos to respect the integrity of the investigation being conducted by the CID and submit itself to the CID for interrogation. I am pleased to confirm that Kosmos has made genuine efforts to comply with this request as a result of which 3 of its senior executives have already been questioned by the CID.

In the spirit of conciliation that has guided the Parties deliberations over the past few months, on behalf of Government I wish to assure Kosmos Energy that Government presently does not intend to take any criminal or judicial action against Kosmos Energy HC or any of its subsidiaries for any act or omission committed prior to the date of this letter.

Kosmos Energy may therefore issue public statements or disclosures to the effect that it has received formal confirmation from the Government of Ghana that it shall not be subject or party to any criminal or judicial action in Ghana for actions or omissions prior to the date of this letter and may provide copies of this letter to its shareholders, banks and any prospective investor in or provider of funds to Kosmos Energy HC or its subsidiaries subject to Kosmos Energy’s guarantee that neither it, nor its directors and officers, nor any person authorized to speak for them, will make, cause others to make or acknowledge as true any factual statements inconsistent with the factual description of the Government of Ghana’s investigation.

It is the hope of the Government of Ghana that Kosmos Energy HC will on its part honour all commitments to Ghana which have been given in reciprocity to ensure a lasting and comprehensive resolution of all the outstanding issues between the Parties.

/s/ Betty Mould Iddrisu
BETTY MOULD IDDRISU
ATTORNEY GENERAL AND
MINISTER FOR JUSTICE

MR. BRIAN F. MAXTED
PRESIDENT AND C.E.O
KOSMOS ENERGY GHANA HC
ACCRA

SCHEDULE 2

ACKNOWLEDGMENTS

MINISTRY OF ENERGY

Tel: 683961-4		Private Mail Bag
Ministries Post Office
Fax: 668262		Accra. Ghana.
IDD Code (233-302)
E-mail: moen@energymin.gov.gh
Website: www.energymin.gov.gh
Post Office Box SD.40
	Republic of Ghana	Stadium Post Office
Accra. Ghana.

Acknowledgement

To:	Kosmos Energy Ghana HC (the “Company”)
P.O. Box 32322,
4th Floor Century Yard,
Cricket Square,
Elgin Avenue, George Town,
Grand Cayman KYI-1209, Cayman Islands

c/o Kosmos Energy LLC
8176 Park Lane
Suite 500
Dallas
Texas 75231
USA

To:	BNP Paribas SA (the “Security Trustee”)

16 Rue de Hanovre
75078 Paris
Cedex 2
Paris
France

cc:	Kosmos Energy Development (“KED”)
Kosmos Energy International (“KEI”)

Dear Sirs,

We acknowledge receipt from the Company of the letter of consent dated 16 December 2010 (the “Letter of Consent”). Words and expressions defined by the Letter of Consent have the same meanings in this letter.

We hereby give the consents and confirmations contained in the Letter of Consent to the Company KED, KEI and the Security Trustee and will act in accordance with its terms.

/s/ Joe Oteng-Adjei
Dr. Joe OTENG-ADJEI
MINISTER

Date: 18th December 2010

Acknowledgement

To:	Kosmos Energy Ghana HC (the “Company”)
P.O. Box 32322,
4th Floor Century Yard,
Cricket Square,
Elgin Avenue, George Town,
Grand Cayman KYI-1209, Cayman Islands,

c/o Kosmos Energy LLC
8176 Park Lane
Suite 500
Dallas
Texas 75231
USA

To:	BNP Paribas SA (the “Security Trustee”)

16 Rue de Hanovre
75078 Paris
Cedex 2
Paris
France

cc:	Kosmos Energy Development (“KED”)
Kosmos Energy International (“KEI”)

Dear Sirs,

We acknowledge receipt from the Company of the letter of consent dated 16 December 2010 (the “Letter of Consent”). Words and expressions defined by the Letter of Consent have the same meanings in this letter.

We hereby give the consents and confirmations contained in the Letter of Consent to the Company KED, KEI and the Security Trustee and will act in accordance with its terms.

For and on behalf of the Ghana National Petroleum Corporation

/s/ Nana Boakye Asafu-Adjaye
Name:	Nana Boakye Asafu-Adjaye

Position:	Chief Executive

Date:	18 December 2010.

SCHEDULE 3

LETTER FROM MINISTER OF ENVIRONMENTAL SCIENCE AND TECHNOLOGY MEMORIALISING THE AGREED RESOLUTIONS

In case of reply, the		Ministry of Environment, Science &
Number and date of this		Technology
Letter should be quoted.		P.O. Box M232
Accra
Our Ref: MEST/GA/16

Your Ref:
	Republic of Ghana	25th November, 2010
Tel: 021-662 533 / 666 049
Fax: 021-688 913 / 662 533

KOSMOS ENERGY GHANA HC
MR MIKE MURPHY	RECEIVED
VICE PRESIDENT & COUNTRY MANAGER	26 NOV 2010
KOSMOS ENERGY GHANA
ACCRA	Administration Department

Dear Sir,

RE: SPILLAGE OF LOW TOXICITY OIL BASED MUD BY KOSMOS ENERGY, GHANA HC IN THE JUBILEE FIELD, OFFSHORE GHANA

We refer to the discussions, so far, on the above cited subject matter. As you are aware the Inter- Ministerial Committee which investigated the matter revealed that in a period of five months (5 months) Kosmos Energy Hc spilled Low Toxicity Oil Based Mud on three occasions.

Pollution of the ocean is not acceptable worldwide even by the International Maritime Organisation. Suimilarly the constitution of Ghana advocates strict environmental governance.

Therefore we wish to put on record that this state of affairs is extremely unacceptable and potentially detrimental not only to the health of future consumers of flora and fauna from our marine environment as a result of biomagnification but also to the fishing industry as a whole.

Additionally we wish to emphasise that these multiple spills breached the Environmental Permits governing the operations of Kosmos Energy Hc in the Jubilee Field, offshore Ghana.

The ministry has considered your proposal to embark on an intensive corporate social responsibility to assuage the apprehension which has been associated with these incidents. We have also accepted the following commitments agreed to by Kosmos Energy Hc in the following:

•                 Kosmos will actively support the Ministry of Environment, Science and Technology in the Implementation of the Coastal Zone Development Project as a Corporate Social Responsibility within the Western Region.

•                 Kosmos shall support capacity building programmes of the Ministry of Environment, Science and Technology, the Environmental Protection Agency (EPA) and the Ghana Maritime Authority.

•                 Kosmos shall support capacity building programmes of the Ministry of Environment, Science and Technology, the Environmental Protection Agency (EPA) and the Ghana Maritime Authority.

•                 Kosmos will contribute to the building and establishment of an ultra modern laboratory for the EPA in the Western Region.

We also wish to intimate the need to automate the packer system of any future rig(s) to avoid similar occurrences as did occur on the Atwood Hunter. The ministry will monitor the above frequently.

It is our expectation that these concrete positions would be implemented within twenty four (24) months upon receipt of this letter.

The Ministry will be submitting to you plans and programmes of schedule for their implementation.

Thank you

/s/ Hon Sherry Ayittey (MS)
HON SHERRY AYITTEY (MS)
MINISTER

Cc:	Secretary to the President
(For His Excellency’s Attention)
Office of the President
Castle - Osu
Accra.

Chief of Staff
Office of the President
Castle - Osu
Accra.

Mr. Ato Ahwoi
Chairman
Ghana National Petroleum Company
Accra

SCHEDULE 4

KOSMOS ENERGY HOLDINGS GUARANTEE

Guarantee Agreement

THIS AGREEMENT IS MADE this 18th day of December 2010

BETWEEN:

1.                                       KOSMOS ENERGY HOLDINGS, a company incorporated under the laws of the Cayman Islands and whose registered office is at PO Box 32322, 4th Floor, Century Yard, Cricket Square, Hutchins Drive, Elgin Avenue, George Town, Grand Cayman, KY1-1209,  Cayman Islands (the “Parent”);

2.                                       GHANA NATIONAL PETROLEUM CORPORATION, a statutory Corporation established by Ghana National Petroleum Act, 1983 PNDCL 64 with its Head Office at Petroleum House, Harbour Road, Tema, Ghana (“GNPC”); and

3.                                       THE GOVERNMENT OF THE REPUBLIC OF GHANA (the “State”), represented by the Minister for Energy (the “MOE”) currently the Honourable Dr Joe Oteng-Adjei.   The Minister’s address for correspondence is Private Mail Bag, Ministries Post Office, Accra, Ghana.

WHEREAS:

1.                                       Kosmos Energy Ghana HC (the “Subsidiary”), GNPC and the State have entered into a Settlement Agreement on 16 December 2010 (the “Settlement Agreement”).

2.                                       The Parent has agreed with GNPC and the State that it will guarantee the performance of the Subsidiary’s obligations under the Settlement Agreement subject to the provisions of this Guarantee.

IT IS AGREED as follows:

1.                                      Terms

1.1                                 Terms used in this Guarantee and not otherwise defined shall have the respective meanings set forth in the Settlement Agreement.

2.                                      Guarantee of performance

2.1                                 The Parent hereby absolutely and unconditionally guarantees the prompt, complete and full performance, when due, of all obligations of the Subsidiary arising under the Settlement Agreement. The obligations of the Parent under this Guarantee are independent of the obligations of the Subsidiary and the MOE and GNPC may proceed directly to enforce all rights under this Guarantee without proceeding against or joining the Subsidiary or any of its Affiliates or any other Person.

3.                                      Support

3.1                                 In addition to and without limiting the foregoing, the Parent will provide or will cause to be provided to the Subsidiary such funds as may be required from time to time by the Subsidiary in order for the Subsidiary to meet any obligations arising under the Settlement Agreement. Subject to the foregoing, in no event shall the Parent be liable for the obligations and/or liabilities of any person other than the Subsidiary or an Affiliate thereof.

4.                                      Affiliates

4.1                                 The Parent or any of its Affiliates will not take any action which would in any manner circumvent the provisions of the Settlement Agreement.

5.                                      Term

5.1                                 The obligations of the Parent under this Guarantee shall commence as of the date hereof and shall continue until the earlier to occur of:

(A)                              The termination of the Settlement Agreement;

(B)                                The Parent and the Subsidiary cease to be Affiliated companies; or

(C)                                The written waiver of the obligations hereunder by the MOE and GNPC,

provided that this Guarantee shall remain in force in respect of any obligations or liabilities arising under the Settlement Agreement prior to any termination hereof which Kosmos has failed to perform prior to such termination or, in the case of termination under paragraph (B), which arise under Clause 3.4 of the Settlement Agreement as a result of the transaction(s) which results in the Parent and the Subsidiary ceasing to be Affiliated companies.

5.2                                 Upon the termination of this Guarantee in accordance with Clause 5.1(B), the Parent undertakes to:

(A)                              Pay any outstanding proportion of the Settlement Amount in accordance with Clause 7 of the Settlement Agreement within 5 Business Days;

(B)                                Pay any outstanding payment due to the Minister of Environmental Science and Technology that may be due in accordance with the agreement between Kosmos and the Minister of Environmental Science and Technology regarding the accidental discharge of drilling fluids in offshore Ghana, pursuant to Schedule 3 of the Settlement Agreement; and

(C)                                Execute a Deed of Assignment in respect of any Confidentiality Agreements and any executed Interim Confidentiality Agreement upon the reasonable request of GNPC.

6.                                      No impairment

6.1                                 Subject to the provisions of Clause 5, the obligations of the Parent arising under this Guarantee shall remain in full force and effect without regard to, and shall in no way be affected or impaired by any of the following, whether or not notice to or consent by the Parent has been given:

(A)                              Any amendment to or modification to the Settlement Agreement;

(B)                                Any failure, omission or delay to enforce, assert or exercise any right, power, privilege or remedy conferred by the terms of the Settlement Agreement;

(C)                                Any exercise or waiver of any right, power, privilege or remedy conferred by the terms of the Settlement Agreement;

(D)                               The voluntary or involuntary liquidation, dissolution, sale of all or substantially all assets, marshalling of assets or liabilities, receivership, conservatorship, assignment for the benefit of creditors, insolvency, bankruptcy, reorganisation, arrangement or composition of the Subsidiary or any Affiliate thereof, or other proceedings under laws for the protection of debtors affecting the Subsidiary or an Affiliate thereof: or any discharge of the Subsidiary or an Affiliate thereof from liability or rejection of burdensome contracts or obligations in the course of or resulting from any such proceedings; or

(E)                                 Any other circumstances substantially similar in effect to the foregoing.

6.2                                 The provisions of this Guarantee shall extend to and be applicable to all renewals, amendments, extensions and modifications of the Settlement Agreement and all references herein to the Settlement Agreement shall be deemed to include any renewal, extension, amendment or modification thereof, as applicable.

7.                                      No delay or waiver

7.1                                 No delay on the part of the MOE and/or GNPC in exercising any right hereunder or any failure to exercise any such right shall operate as a waiver of such right; nor in any event shall any modification or waiver of the provisions hereof be effective unless in writing; nor shall any such waiver be applicable except in the specific instance for which given.

8.                                      Authority

8.1                                 The Parties to this Guarantee expressly represent and warrant that the execution and performance of, and compliance with, their respective obligations under this Agreement is fully authorised by each of them and that the persons executing this Guarantee have the necessary and appropriate authority to do so.

9.                                      Waiver of notice

9.1                                 The Parent hereby expressly waives notice of acceptance of this Guarantee, notice of default and all other notices whatsoever, any demand hereunder, any right to require prosecution of any suits against the Subsidiary or its Affiliates prior to any action against Parent under this Guarantee and diligence in taking any action under this Guarantee.

10.                               Invalidity of particular provisions

10.1                           If any term or provision of this Guarantee shall be determined to be unenforceable, all other terms and provisions hereof shall nevertheless remain effective and shall be enforced to the fullest extent permitted by the applicable law.

11.                               Successors and assigns

11.1                           Subject to the provisions of Clause 5, this Guarantee shall be binding upon the Parent and its successors and assigns and shall inure to the benefit of the MOE and GNPC and their successors and assigns. Except for the MOE and GNPC and their successors and assigns, no person shall have any interest in this Guarantee or shall be entitled to enforce any of the obligations of the Parent contained herein, and, accordingly, it is specifically agreed there are no third party beneficiaries to this Guarantee.

12.                               Governing law and disputes

12.1                           This Guarantee and the rights and obligations created hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the Republic of Ghana. Disputes arising under or in connection with this Guarantee from and after the effective date of the Settlement Agreement shall be settled in accordance with the dispute resolutions mechanism set forth in the Settlement Agreement which are deemed to be incorporated herein mutatis mutandis.

13.                               Specific performance

13.1                           The Parent recognises that it is impossible to measure in money the damages which may accrue to the MOE and/or GNPC by reason of the Parent’s failure to perform any of its obligations under this Guarantee. Therefore, the Parent agrees that, in any action or proceeding instituted to enforce the provisions hereof, specific performance may be sought and obtained for any breach of this Guarantee, provided that nothing contained in this clause shall limit or be construed to limit any right, remedy or obligation contained in the Settlement Agreement.

Signed for and on and behalf of KOSMOS ENERGY HOLDINGS

Signed:	/s/ Brian F. Maxted

Name:	Brian F. Maxted

Date:	December 18th 2010

Signed for and on and behalf of GHANA NATIONAL PETROLEUM COMPANY

Signed:	/s/ Ato Kwamena Ahwoi

Name:	Ato Kwamena Ahwoi

Date:	18 December 2010

Signed for and on and behalf of THE GOVERNMENT OF THE REPUBLIC OF GHANA

Signed:	/s/ Joe Oteng-Adjei

Name:	Dr. Joe Oteng-Adjei

Date:	18th December 2010

SCHEDULE 5

CONFIDENTIALITY AGREEMENTS

No.	Parties	Date

1.	Kosmos Energy Ghana HC and Mitsubishi Corporation	27/02/2009

2.	Kosmos Energy Ghana HC and CNPC International Ltd	02/12/2008

3.	Kosmos Energy International and BHP Billiton Petroleum (New Ventures) Corporation	15/05/2009

4.	Kosmos Energy Ghana HC and BP International Limited	31/10/2008

5.	Kosmos Energy Ghana HC and Shell Exploration Company B.V.	25/02/2009

6.	Kosmos Energy Ghana HC and Abu Dhabi National Energy Company PJSC	19/04/2009

7.	Kosmos Energy Ghana HC and Sinochem Petroleum Exploration & Production Co. Ltd.	02/12/2008

8.	Kosmos Energy International and Chevron Global Upstream and Gas, a division of Chevron USA Inc.	26/05/2009

9.	Kosmos Energy Ghana HC and CNOOC International Ltd	19/01/2009

10.	Kosmos Energy Ghana HC and Eni SpA Exploration & Production Division	23/12/2008

11.	Kosmos Energy Ghana HC and Esso Exploration International Limited	22/01/2009

12.	Kosmos Energy Ghana HC and Ipex Corporation	24/12/2008

13.	Kosmos Energy International and Hess Corporation	10/06/2009

14.	Kosmos Energy Ghana HC and KUFPEC (Holdings) Limited	02/12/2008

15.	Kosmos Energy Ghana HC and Marubeni Corporation	28/12/2008

16.	Kosmos Energy Ghana HC and Mitsui & Co. Ltd	/12/2008

17.	Kosmos Energy Ghana HC and Mubadala Development Company PJSC	12/04/2009

18.	Kosmos Energy Ghana HC and ONGC Videsh Limited	01/12/2008

19.	Kosmos Energy Ghana HC and Petronas Carigali Overseas Sdn Bhd	28/11/2008

20.	Kosmos Energy Ghana HC and StatoilHydro ASA	29/11/2008

21.	Kosmos Energy Ghana HC and Sinopec International Petroleum E&P Corp	31/01/2009

22.	Kosmos Energy International and Total E&P Activités Pétroliéres	20/05/2009

23.	Kosmos Energy Ghana HC and Toyota Tsusho Corporation	02/03/2008

SCHEDULE 6

LETTERS FROM THE MINISTER AND GNPC REAFFIRMING THE CONSENTS UNDER CLAUSE 3.1

MINISTRY OF ENERGY

Tel: 683961-4	Private Mail Bag
Ministries Post Office
Fax: 668262	Accra. Ghana.
IDD Code (233-302)
E-mail: moen@energymin.gov.gh
Website: www.energymin.gov.gh
Post Office Box SD.40
Stadium Post Office
Accra. Ghana.

December 16, 2010

Kosmos Energy Holdings

8176 Park Lane, Suite 500

Dallas, TX 75231

Dear Sirs,

This is to confirm that the undersigned has irrevocably consented to each of the following, to the extent such consent would be required under (i) the Petroleum Agreement dated 22 July 2004 with the Ghana National Petroleum Corporation (“GNPC”) and the Government of the Republic of Ghana covering the West Cape Three Points Block Contract Area Offshore Ghana, (ii) the Petroleum Agreement dated 10 March 2006 with the GNPC and the Government of the Republic of Ghana covering the Deep Water Tano Contract Area Offshore Ghana, (iii) the Unitization and Unit Operating Agreement dated 13 July 2009 among GNPC, Tullow Ghana Limited, Kosmos Energy Ghana HC (“Kosmos”), Anadarko WCTP Company, Sabre Oil & Gas Holdings Limited and EO Group Limited (the “UUOA”) or (iv) applicable law (including the Petroleum Exploration and Production Act (PNDCL 84), 1984):

•             the insertion of three intermediate parent companies, Kosmos Energy Operating, Kosmos Energy International and Kosmos Energy Development above Kosmos;

•             any issue or sale of shares, stock or other securities by or involving Kosmos or any of its Affiliates (as defined in the UUOA) (collectively, the “Kosmos Group”) pursuant to an initial public offering (in the US, UK or Europe or elsewhere), or any sale or re-sale  or other transfer of shares, stock or other securities in a member of the Kosmos Group that has carried out an initial public offering;

•             any issue or sale of shares, stock or other securities by or involving any member of the Kosmos Group pursuant to a private placement (inside or outside Ghana) provided that in the case of any such private placement the shareholders of the ultimate parent entity of the Kosmos Group immediately prior to such private placement continue to control (directly or indirectly) Kosmos or any successor as the owner of Kosmos’ assets immediately after such private placement. For these purposes “control” has the meaning given in the UUOA; and

•                  any future notified corporate reorganisation, merger or other similar transaction carried out in connection with or in order to facilitate any transaction of the kind referred to in the preceding two sub-paragraphs;  provided always that the shareholders of the ultimate parent entity of the Kosmos Group immediately prior to such reorganisation, merger or other similar transaction continue to control (directly or indirectly) Kosmos or any successor as the owner of Kosmos’ assets immediately after. For these purposes “control” has the meaning given in the UUOA.

/s/ Joe Oteng-Adjei
Dr. Joe OTENG-ADJEI
MINISTER

Our Ref: GNPC/CE/109/KOSMOS/V. 7/	17th December 2010

KOSMOS ENERGY, LLC
8176 PARK LANE
SUITE 500, DALLAS
TEXAS 75231
U.S.A.

Dear Sirs,

This is to confirm that the undersigned has irrevocably consented to each of the following, to the extent such consent would be required under (i) the Petroleum Agreement dated 22nd July 2004 with the Ghana National Petroleum Corporation (“GNPC”) and the Government of the Republic of Ghana covering the West Cape Three Points Block Contract Area Offshore Ghana, (ii) the Petroleum Agreement dated 10th March 2006 with the GNPC and the Government of the Republic of Ghana covering the Deep Water Tano Contract Area Offshore Ghana, (iii) the Unitization and Unit Operating Agreement dated 13th July 2009 among GNPC, Tullow Ghana Limited Limited, Kosmos Energy Ghana HC (“Kosmos”) Anadarko WCTP Company, Sabre Oil & Gas Holdings Limited and EO Group Limited (the “UUOA”) or (iv) applicable law (including the Petroleum Exploration and Production Act (PNDCL 84), 1984):

•                  The insertion of three intermediate parent companies, Kosmos Energy Operating, Kosmos Energy International and Kosmos Energy Development above Kosmos;

•                  any issue or sale of shares, stock or other securities by or involving Kosmos or any of its Affiliates (as defined in the UUOA) (collectively, the “Kosmos Group”) pursuant to an initial public offering (in the US, UK or Europe or elsewhere), or any sale or re-sale  or other transfer of shares, stock or other securities in a member of the Kosmos Group that has carried out an initial public offering;

•                  any issue or sale of shares, stock or other securities by or involving any member of the Kosmos Group pursuant to a private placement (inside or outside Ghana) provided that in the case of any such private placement the shareholders of the ultimate parent entity of the Kosmos Group immediately prior to such private placement continue to control (directly or indirectly) Kosmos or any successor as the owner of Kosmos’ assets immediately after such private placement. For these purposes ‘control’ has the meaning given in the UUOA; and

GHANA NATIONAL PETROLEUM CORPORATION

PRIVATE MAIL BAG, TEMA, GHANA. TEL: (233-303) 206020, 204654

Fax: (233-303) 206592, 202854 E-mail: info@gnpcghana.com

Website: www.gnpcghana.com

•                  any future notified corporate reorganization, merger or other similar transaction carried out in connection with or in order to facilitate any transaction of the kind referred to in the preceding two sub-paragraphs;  provided always that the shareholders of the ultimate parent entity of the Kosmos Group immediately prior to such reorganization, merger or other similar transaction continue to control (directly or indirectly) Kosmos or any successor as the owner of Kosmos’ assets immediately after. For these purposes ‘control has the meaning given in the UUOA.

Yours faithfully,

/s/ Nana Boakye Asafu-Adjaye
NANA BOAKYE ASAFU-ADJAYE
CHIEF EXECUTIVE

2

SCHEDULE 7

Form of Deed of Assignment

THIS DEED is made on the [•] day of [•], 200[•]

BETWEEN:

1.               [KOSMOS ENERGY GHANA HC, a company incorporated under the laws of the Cayman Islands with registered number 135710 and having its registered office at PO Box 32332, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands];

[KOSMOS ENERGY INTERNATIONAL, a company incorporated under the laws of the Cayman Islands with registered number 218274 and having its registered office at PO Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands] (the “Assignor”); and

2.               GHANA NATIONAL PETROLEUM CORPORATION, a public corporation existing under the laws of the Republic of Ghana and established by the Ghana National Petroleum Corporation Act, 1983 PNDCL 64 (the “Assignee”).

INTRODUCTION:

(A)      The Assignor is a party to a confidentiality agreement with [• insert name of other party to the Confidentiality Agreement] (the “Third Party”) dated [insert date of contract] (the “Confidentiality Agreement”).

(B)        The Assignor has agreed to assign all of its rights and interests arising out of or in respect of the Confidentiality Agreement to the Assignee.

THIS DEED PROVIDES as follows:

1.               Interpretation

1.1        In this Deed, unless otherwise defined herein, words and expressions defined in the Deed of Undertaking dated [•] between Kosmos Energy Ghana HC and the Assignor, (the “Deed of Undertaking”) shall have the same meaning when used in this Deed.

1.2        Unless a contrary indication appears, any reference in this Deed to:

(a)          “this Deed” shall be construed as a reference to the Deed together with all recitals and Schedules thereto;

(b)         a “clause” shall, subject to any contrary indication, be construed as a reference to a clause of this Deed;

(c)                                  “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrase or words of like import;

(d)                                 a “person” shall be construed as a reference to any person, trust, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing; and

(e)                                  a “right” shall be construed as including any right, title, interest, claim, remedy, discretion, power or privilege, in each case whether actual, contingent, present or future.

1.3                                 (i)            Words importing the singular shall include the plural and vice versa.

(ii)                                  Unless a contrary indication appears, a reference to:

(a)                                  any party or person shall be construed so as to include its and any subsequent successors, permitted transferees and permitted assigns in accordance with their respective interests; and

(b)                                 this Deed or any other document shall be construed as a reference to this Deed as the same may have been, or may from time to time be, amended, varied, novated or supplemented.

(iii)                               Section, Part, Clause and Schedule headings contained in, and any index or table of contents are for ease of reference only.

2.                                      Assignment

2.1                                 The Assignor hereby assigns all its rights, title, interest and benefit in and to the Confidentiality Agreement to the Assignee.

2.2                                 The Assignee assumes, and agrees to perform, all the Assignor’s obligations under the Confidentiality Agreement.

3.                                      Further Assurance

Each party shall at the cost of the Assignor, from time to time on request, do or procure the doing of all acts and things and execute or procure the execution of all documents in a form satisfactory to the other party which the other party may reasonably consider necessary for giving full effect to this Deed and securing to the other party the full benefit of the rights, powers and remedies conferred upon the Assignee in this Deed.

4.                                      Governing Law and Jurisdiction

4.1                                 This Deed is to be governed by and construed in accordance with English law. Except as otherwise agreed in the Deed of Undertaking, any matter, claim or dispute arising out of or in connection with this agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

4.2                                 The parties irrevocably submit to and agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Deed or its subject matter or formation (including non-contractual disputes or claims).

5.                                      Agent for Service

5.1                                 The Assignor irrevocably appoints [              ] of [               ] and the Assignee appoints [                ] of [                  ] to be its agent for the receipt of Service Documents. Each party agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

5.2                                 If the agent at any time ceases for any reason to act as such, a replacement agent shall be appointed having an address for service in England or Wales and the other party shall be notified of the name and address of the replacement agent. Failing such appointment and notification, the other party shall be entitled by notice to appoint a replacement agent. The provisions of this clause applying to service on an agent apply equally to service on a replacement agent.

5.3                                 A copy of any Service Document served on an agent shall be sent by post to the relevant party. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

5.4                                 “Service Document” means a claim form, application notice, order, judgment or other document relating to any proceedings.

6.                                      Waiver of Sovereign Immunity

6.1                                 The Assignee consents generally to the issue of any process in connection with proceedings and to the giving of any type of relief or remedy against it, including the making, enforcement or execution against any of its property or assets (regardless of its or their use or intended use) of any order or judgment.

6.2                                 If the Assignee or any of its property or assets is or are entitled in any jurisdiction to any immunity from service of process or of other documents relating to proceedings, or to any immunity from jurisdiction, suit, judgment, execution, attachment (whether before judgment, in aid of execution or otherwise) or other legal process, this is irrevocably waived to the fullest extent permitted by the law of that jurisdiction. The Assignee also irrevocably agrees not to claim any such immunity for itself or its property or assets.

This document has been executed as a deed and is delivered on the date stated at the beginning of this Deed.

ANNEX 1 TO DEED OF ASSIGNMENT

Notice of Assignment

[On headed paper of Assignor]

[Insert name of the counterparty to the Confidentiality Agreement]

[Insert address of the counterparty to the Confidentiality Agreement]

[Insert date of notice]

Dear Sirs,

Notice of assignment

We refer to the confidentiality agreement between us relating to the disclosure of certain confidentiality information by us to you dated [insert date of contract] (the “Confidentiality Agreement”).

We hereby give you notice that we assigned all our rights, title, interest and benefits (both present and future) in and to the Confidentiality Agreement to Ghana National Petroleum Corporation (“GNPC”) with effect from that date.

GNPC is a public corporation existing under the laws of the Republic of Ghana and established by the Ghana National Petroleum Corporation Act, 1983 PNDCL 64and its address is at Petroleum House, Harbour Road, Private Mail Bag Tema, Accra, Ghana.

In future, you should deal solely with GNPC in respect of the Confidentiality Agreement; all correspondence relating to the Confidentiality Agreement should be sent to GNPC at the address set out in the paragraph above, marked for the attention of the Managing Director. The Confidentiality Agreement shall continue on its existing terms in all other respects.

This notice is governed by English law.

Please sign and return the enclosed copy letter to acknowledge receipt of this notice to us with a copy to GNPC.

Yours faithfully,

for an on behalf of [Kosmos Energy Ghana HC/Kosmos Energy International]

We hereby acknowledge receipt of the notice of assignment [and confirm our consent to the assignment of the Contract to [insert name of Assignee]].

For an on behalf of [insert name of other contracting party]

Date

SCHEDULE 8

INTERIM CONFIDENTIALITY AGREEMENT

CONFIDENTIALITY AGREEMENT

THIS AGREEMENT is entered into this                 day of                 (the “Effective Date”) by and between [               ], a company organised and existing under the laws of [               ] (hereinafter referred to as the “Disclosing Party”) and [               ], a company organised and existing under the laws of [               ] (hereinafter referred to as the “Receiving Party”).

The companies named above may collectively be referred to as the “Parties” or individually as “Party”.

WHEREAS the Disclosing Party holds certain rights in the West Cape Three Points and/or Deepwater Tano Contract Areas shown in Exhibit A attached hereto and the Jubilee Field Unit (the “Contract Areas”); and

WHEREAS, in connection with a possible acquisition by the Receiving Party, directly or indirectly, of all or part of the rights of the Disclosing Party in the Contract Areas (the “Proposed Transaction”) the Disclosing Party is willing, in accordance with the terms and conditions of this Agreement, to disclose certain Confidential Information to the Receiving Party.

NOW THEREFORE, in consideration for the mutual undertakings of the Disclosing Party and the Receiving Party under this Agreement, the Parties agree as follows:

1.              Definitions

As used in this Agreement the following words and terms shall have the meaning ascribed to them below:

1.1                               “Affiliated Company” means any company or legal entity which:

a.               Controls directly or indirectly a Party, or

b.              is Controlled directly or indirectly by such Party, or

c.               is directly or indirectly Controlled by a company or legal entity which directly or indirectly Controls such Party.

1.2                               “Confidential Information” means:

a.               corporate information concerning the Disclosing Party and the Disclosing Party’s Affiliated Companies; and

b.              any and all data and information obtained as a result of petroleum operations in the Contract Areas, as well as any other geological and geophysical data, technical, financial and economic reports, interpretations, and analyses prepared by Disclosing Party or subcontractor to Disclosing Party in connection with petroleum operations in the Contract Areas (the latter in this Clause 1.2 b. being “GNPC Proprietary Data”);

provided that Confidential Information shall not include:

w.            information that is or becomes available to the public, other than through the act or omission of the Receiving Party or of any other person to whom Confidential Information and/or Evaluation Material is disclosed by the Receiving Party pursuant to Article 4.2;

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x.                information that is acquired independently from a third party that has the right to disseminate such information at the time that it is acquired by the Receiving Party;

y.              information that can be demonstrated by the Receiving Party to have been developed by the Receiving Party independently of the Confidential Information received from the Disclosing Party; and

z.                information that can be demonstrated by the Receiving Party as being already lawfully known to it as at the Effective Date.

1.3                               “Contract Areas” means the West Cape Three Points and Deepwater Tano areas described in Exhibit A attached herewith (as such areas may have changed from time to time pursuant to the terms of the Petroleum Agreements).

1.4                               “Control” means the right to exercise 50% or more of the voting rights in a company or other legal entity. “Controls”, “Controlled by” and other derivatives shall be construed accordingly.

1.5                               “Evaluation Material” means information derived in whole or in part from Confidential Information, and generated by or on behalf of the Receiving Party or by a person described in Article 4.2. For purposes of this Agreement, Evaluation Material may include, without limitation, models, technical, financial and economic reports, studies, interpretations, analyses, estimates of reserves, evaluations, presentations for management and notes of documents or meetings.

1.6                               “GNPC” means Ghana National Petroleum Corporation, a Statutory Corporation established by Provisional National Defence Council Law 64 of 1983, with its Head office at Petroleum House, Harbour Road, Tema.

1.7                               “Jubilee Field Unit” means the Unit Interval, as such term is defined in the Unitization and Unit Operating Agreement entered into between Ghana National Petroleum Corporation, Tullow Ghana Limited, Kosmos Energy Ghana HC, Anadarko WCTP Company, Sabre Oil & Gas Holdings Limited and The EO Group Limited, dated 13 July 2009 and approved by the Minister of Energy on 13 July 2009 and effective as of 16 July 2009, as amended from time to time.

1.8                               “Person” means any individual, association, joint venture, corporation, company, firm, joint partnership, governmental authority, unincorporated organization or other legal entity.

1.9                               “Petroleum Agreements” means the Petroleum Agreement dated 22 July 2004 between the Government of the Republic of Ghana, Ghana National Petroleum Corporation, Kosmos Energy Ghana HC, and the E.O. Group in respect of the West Cape Three Points Block Offshore Ghana (and all amendments and supplements thereto); and the Petroleum Agreement dated 10 March 2006 between the Government of the Republic of Ghana, Ghana National Petroleum Corporation, Tullow Ghana Limited, Sabre Oil and Gas Limited and Kosmos Energy Ghana HC in respect of the Deepwater Tano Contract Area (and all amendments and supplements thereto).

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2.              Acknowledgement

The Disclosing Party and the Receiving Party acknowledge that the Confidential Information comprising GNPC Proprietary Data is by virtue of Section 23(2) of the Petroleum (Exploration and Production) Law, 1984 the property of GNPC.

3.              Confidentiality

3.1                               In consideration of the disclosure of Confidential Information, the Receiving Party agrees that the Confidential Information shall be held and treated strictly in confidence and may not be disclosed, licensed, traded, published or otherwise revealed in any manner whatsoever, without the prior written consent of the Disclosing Party, except as provided in Article 4 below.

3.2                               The Receiving Party shall (and shall procure that any Affiliated Company shall) not use or permit the use of the Confidential Information and/or the Evaluation Material other than, to evaluate the Contract Areas and to determine whether to enter into, and to participate in, negotiations concerning the Proposed Transactions (the “Permitted Purpose”).

3.3                               The Receiving Party shall (and shall procure that any person that receives Confidential Information and/or Evaluation Material pursuant to and in accordance with Articles 4.2.1 or 4.2.2 hereof shall) keep any Confidential Information it receives and any copies thereof and any Evaluation Material secure, being not less secure than information of an equivalent nature of the Receiving Party and to prevent the Confidential Information and any Evaluation Material from falling into the public domain or into the possession of unauthorised Persons.

3.4                               The obligations of the Receiving Party under this Agreement shall commence from receipt of Confidential Information by the Receiving Party. Further, the enforceability of the Receiving Party’s obligations under this Agreement shall, to the extent permitted by applicable laws, not be affected by bankruptcy, insolvency, receivership, assignment, attachment or seizure procedures, whether initiated by or against the Receiving Party, nor by the rejection of any agreement between the Disclosing Party and the Receiving Party, by a trustee of Receiving Party in bankruptcy, or by the Receiving Party as a debtor-in-possession or the equivalent of any of the foregoing.

3.5                               [The Disclosing Party and Receiving Party shall not reveal to any person, except as provided for in Article 4, that negotiations are taking place between the Disclosing Party and the Receiving Party (or any of their Affiliated Companies) concerning the Proposed Transactions or any information concerning the status or progress of such negotiations.](1)

4.              Permitted Disclosure

The Receiving Party may disclose Confidential Information and/or Evaluation Material without the prior written consent of the Disclosing Party:

(1)                                                          Optional provision

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4.1                               to the extent the Confidential Information and/or Evaluation Material is required to be disclosed under applicable law, order, decree, regulation or rule of any governmental entity having jurisdiction over the Receiving Party, or any regulatory entity, securities commission or stock exchange on which the securities of the Receiving Party or any of its Affiliated Companies are listed or are to be listed, provided that the Receiving Party shall, to the extent permitted by applicable law, give written notice to the Disclosing Party prior to such disclosure (including full details of the circumstances of such disclosure); or

4.2                               to the following persons strictly on a need to know basis and only for the Permitted Purpose:

4.2.1                     employees, officers and directors of the Receiving Party;

4.2.2                     an Affiliated Company and employees, officers and directors of an Affiliated Company of the Receiving Party;

4.2.3                     any professional consultant or agent retained by the Receiving Party or its Affiliated Company; or

4.2.4                     any financial institution or entity financing or proposing to finance the Proposed Transaction, including any professional consultant retained by such financial institution or entity for the purpose of evaluating the Confidential Information.

Prior to making any such disclosure to persons under Articles 4.2.3 and 4.2.4 above, however, the Receiving Party shall obtain an undertaking of confidentiality, on terms no less stringent than contained in this Agreement, from each such person provided however, that in the case of outside legal counsel, the Receiving Party shall only be required to procure that such legal counsel is bound by an obligation of confidentiality.

4.3                               The Receiving Party shall be responsible to the Disclosing Party for any act or omission of the entities and persons described in Article 4.2 that would constitute a breach of this Agreement as if the action or omission had been the Receiving Party’s.

5.              Ownership of Confidential Information

The Parties agree and acknowledge that the Confidential Information other than the GNPC Proprietary Data is and shall remain the property of the Disclosing Party and the GNPC Proprietary Data is and shall remain the property of GNPC, and the Disclosing Party and/or GNPC, as the case may be, may use such Confidential Information for any purpose without obligation to the Receiving Party. The Receiving Party shall acquire no proprietary interest in or title or right to the Confidential Information.

6.              Return of Confidential Information and/or Evaluation Material

6.1                               The Disclosing Party may demand the return of the Confidential Information at any time upon giving written notice to the Receiving Party.

6.2                               Within thirty (30) days of receipt of a notice referred to in Article 6.1 or upon completion of the Receiving Party’s review and/or evaluation of the Confidential

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Information, the Receiving Party shall return all of the original Confidential Information to the Disclosing Party and shall destroy or delete or cause the destruction or deletion of all copies and reproductions (both written and electronic) of Confidential Information and any Evaluation Material in its possession and in the possession of persons to whom any disclosure was made by the Receiving Party pursuant to Article 4.2. Within sixty (60) days of receipt of a notice referred to in Article 6.1 or upon completion of the Receiving Party’s review and/or evaluation of the Confidential Information, Receiving Party shall provide a written certification, signed by an authorized officer of the Receiving Party, that Receiving Party has fully complied with its obligations under this Clause 6.2.

6.3                               The provisions of Article 6.1 and Article 6.2 do not apply to:

6.3.1                     Confidential Information and/or Evaluation Material that must be retained under applicable law or regulation, including by stock exchange regulations or by governmental order, decree, regulation or rule;

6.3.2                     Confidential Information which has been automatically backed-up on the computer systems of the Receiving Party or any Affiliated Company or other entity to which it has disclosed Confidential Information or Evaluation Material under Article 4.2.3 or 4.2.4. To the extent that such computer back-up procedures create copies of the Confidential Information, the Receiving Party and/or any Affiliated Company or other entity to which it has disclosed Confidential Information or Evaluation Material under Article 4.2.3 or 4.2.4, as appropriate, may retain such copies for the period they normally archive backed-up computer records; and

6.3.3                     any corporate documents or reports of the Receiving Party which contain data derived from the Confidential Information or Evaluation Material which were presented to its executive board (or the equivalent thereof) and are required in accordance with applicable law or its document retention policy to be retained;

provided that any Confidential Information and/or Evaluation Material that is so retained shall remain subject to the terms of this Agreement.

7.              Remedies

The liability of the Parties to each other for breach of this Agreement shall be limited to direct actual damages only. In no event shall the Parties be liable to each other for any other damages, including loss of profits or incidental, consequential, special or punitive damages, regardless of negligence or fault. Notwithstanding the foregoing, the Receiving Party agrees and acknowledges that any disclosure or misappropriation of any of the Confidential Information or Evaluation Material in violation of this Agreement may cause the Disclosing Party irreparable harm and that damages may not be an adequate remedy, and therefore agrees that the Disclosing Party shall have the right to seek, in accordance with Article 11, an injunction, specific performance and/or other equitable relief, or any combination of these remedies, for any threatened or actual breach of the provisions of this Agreement by the Receiving Person or any other person. Such right of the Disclosing Party is to be in addition to other remedies otherwise available to the Disclosing Party at law or in equity.

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8.              Representations and Warranties

The Disclosing Party represents and warrants that it has the right to disclose the Confidential Information to the Receiving Party on the terms set out herein. However, it is hereby agreed and acknowledged that the Disclosing Party and Affiliated Companies and their respective officers, employees and advisers make no representations or warranties, express or implied, as to the quality, accuracy and completeness of the Confidential Information disclosed hereunder, and the Receiving Party expressly acknowledges the inherent risk of error in the acquisition, processing and interpretation of geological and geophysical data. It is also hereby agreed and acknowledged that the Disclosing Party, and Affiliated Companies, and their respective officers, directors and employees shall have no liability whatsoever with respect to the use of or reliance upon the Confidential Information by the Receiving Party or any person to whom Confidential Information is disclosed under Article 4.2.

9.              Assignment

The rights and obligations of the Receiving Party under this Agreement may not be assigned in whole or in part by the Receiving Party without the prior written consent of the Disclosing Party. Any attempted assignment by a Receiving Party without the prior written consent of the Disclosing Party shall be void. Disclosing Party shall have the right to assign this Agreement on notice to the Receiving Party.

10.       Term

10.1                   To the extent that the Confidential Information or Evaluation Material derived therefrom comprises GNPC Proprietary Data, this Agreement shall remain in effect for a period of five (5) years from the Effective Date. For all other Confidential Information and Evaluation Material derived therefrom, this Agreement shall remain in effect for a period of three (3) years from the Effective Date.

11.       Governing Law and Dispute Resolution

11.1                   This Agreement shall be governed by and interpreted in accordance with the laws of [England and Wales] [Ghana],(2) excluding any choice of law rules which would refer the matter to the laws of another jurisdiction.

11.2                   Any dispute arising out of, relating to, or in connection with this Agreement, including any question regarding its existence, validity or termination shall be finally settled before a sole arbitrator in accordance with the Rules of Arbitration of the International Chamber of Commerce. Unless otherwise mutually agreed by the Parties, the place of arbitration shall be London, England. The proceedings shall be in the English language. The resulting arbitral award shall be final and binding without right of appeal and judgment upon such award may be entered into in any court having jurisdiction thereof. A dispute shall be deemed to have arisen when

(2) Receiving Party to select either.

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either Party notifies the other Party in writing to that effect. The Receiving Party acknowledges that remedies at law may be inadequate to protect against breach of this Agreement; accordingly, the arbitrator may award both monetary and equitable relief, including injunctive relief and specific performance (provided that monetary relief shall be subject to the provisions of Clause 7). The Disclosing Party may apply to any competent judicial authority for interim or conservatory relief or any other order in support of the arbitration; including, without limitation, injunctions and orders for specific performance. An application for such measures or an application for the enforcement of such measures ordered by such judicial authority or the arbitrator shall not be deemed an infringement or waiver of the Agreement to arbitrate and shall not affect the powers of the arbitrator. Any monetary award issued by the arbitrator shall be payable in U.S. dollars.

12.       Non-exclusivity

The disclosure of Confidential Information to the Receiving Party is non-exclusive, and the Disclosing Party may disclose the Confidential Information to others at any time.

13.       No Rights in the Area

Any prior or future proposals or offers made in the course of the discussions of the Parties are subject to all necessary management (unless otherwise expressly stated in writing) and government approvals and may be withdrawn by either Party for any reason or for no reason at any time. Nothing contained herein is intended to confer upon the Receiving Party any right whatsoever to the interest of the Disclosing Party or any other person in the Contract Areas.

14.       No Waiver

No waiver by either Party of any one or more breaches of this Agreement by the other Party shall operate or be construed as a waiver of any future breach or breaches by the same Party, whether of like or of different character. Except as may be expressly provided in this Agreement, neither Party shall be deemed to have waived, released or modified any of its rights under this Agreement unless such Party has expressly stated in writing, that it does waive, release or modify such right.

15.       Modifications

No amendments, changes or modifications to this Agreement shall be valid except if the same are in writing and signed by a duly authorised representative of each of the Parties hereto.

16.       Severability

If any term of this Agreement is held to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

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17.       Interpretation

17.1                        Headings. The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

17.2                        Singular and Plural. Reference to the singular includes a reference to the plural and vice versa.

17.3                        Article of Exhibit. Unless otherwise provided, reference to any Article or an Exhibit means an Article or Exhibit of this Agreement.

18.       Entirety

This Agreement comprise, the full and complete agreement of the Parties hereto with respect to the disclosure of the Confidential Information and supersedes and cancels all prior communications, understandings and agreements between the Parties with respect to disclosure of the Confidential Information by the Disclosing Party to the Receiving Party, whether written or oral, expressed or implied.

19.       Counterpart Execution

This Agreement may be executed in any number of separate counterparts, each of which is an original but all of which taken together shall constitute one and the same instrument.

20.       No Third Party Beneficiaries

The interpretation of this Agreement shall exclude any rights under legislative provisions conferring rights under a contract to persons not a party to that contract.

21.       Notices

All notices authorised or required between the Parties by any of the provisions of this Agreement shall be in writing, in English and delivered in person or by courier service or by facsimile which provides written confirmation of complete transmission, and addressed to such Parties. Oral communication and email do not constitute notice for purposes of this Agreement and email addresses and telephone numbers for the Parties are listed below for convenience only. A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. “Received” for purposes of this Article 21 shall mean actual delivery of the notice to the address or facsimile address of the Party specified hereunder. Each Party shall have the right to change its address or facsimile address at any time and/or designate that copies of all such notices be directed for the attention of another person, by giving written notice thereof to all other Parties.

Disclosing Party

Address:

Attention:

Facsimile:

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Email:
Telephone:

Receiving Party
Address:

Attention:
Facsimile:

Email:
Telephone:

IN WITNESS WHEREOF the duly authorised representatives of the Parties have caused this Agreement to be executed on the date first written above.

[DISCLOSING PARTY]

Signature:

Name:

Title:

Date:

[RECEIVING PARTY]

Signature:

Name:

Title:

Date:

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Exhibit A

Map Showing Contract Areas

(West Cape Three Points (WCTP) and Deep Water Tano (DWT))

Effasu
Atuabo
200
1000
2000
DWT
WCTP
Mahogany-1
Mahogany-2
Hyedua-1
WCTP-2X
GNPC
GHANA OFFSHORE
ACTIVITY MAP

SCHEDULE 9

JOINT PUBLIC STATEMENT

JOINT PRESS STATEMENT

Accra

20 December 2010

The Government of Ghana, the Ghana National Petroleum Corporation and Kosmos Energy are pleased to announce that they have signed an agreement to amicably resolve a number of issues that existed between them. The resolution of the issues includes settlement of a dispute regarding data, matters related to Kosmos’ debt facility and its corporate structure. The agreement also concludes Kosmos Energy’s connection with an investigation by the Attorney General of Ghana. In addition, Kosmos and the Ministry of Science Environment and Technology have agreed a solution with respect to the accidental mud discharges offshore Ghana earlier this year.

The agreement was signed by Dr. Joe Oteng-Adjei Minister for Energy, Mr. Ato Ahwoi, Chairman of GNPC and Mr. Brian Maxted, Chief Operating Officer of Kosmos following the official “First Oil” celebrations in Ghana.

With first oil from the Jubilee Field flowing and these issues behind them the Government, GNPC and Kosmos have fully reset their relationship. All parties now look forward to cooperating so as to maximize the Jubilee resources for the benefit of the people of Ghana. Kosmos anticipates significant on-going capital investments in Ghana, as it seeks to expand and develop the oil and gas discoveries on the two blocks offshore Ghana with its partner GNPC and the other companies.

Signed:

/s/ Mr. Brian F. Maxted	/s/ Dr. Joe Oteng-Adjei

/s/ Mr. Ato Ahwoi